QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3/A 333-126938) and related Prospectus of Gramercy Capital Corp. for the registration of $350,000,000 of its common stock, preferred stock, depositary shares, and warrants and to the incorporation by reference therein of our report dated January 19, 2005 (except for Note 19, as to which the date is February 24, 2005), with respect to the consolidated financial statements and schedule of Gramercy Capital Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
August 4, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm